UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     June 29, 2005

Carter’s, Inc.
The William Carter Company

(Exact name of each registrant as specified in its charter)

Delaware Massachusetts	001-31829 333-22155	13-3912933 04-1156680
(States or other jurisdiction of incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification Nos.)

The Proscenium
1170 Peachtree Street NE, Suite 900
Atlanta, Georgia 30309

(Address of principal executive offices, including zip code)

(404) 745-2700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events and Regulation FD Disclosure.

On June 29, 2005, Carter’s, Inc. (“Carter’s”) issued a press release announcing the pricing terms of the previously announced cash tender offer and consent solicitation by its subsidiary, The William Carter Company (“TWCC”), for its outstanding 10.875% Senior Subordinated Notes due 2011 (the “Notes”).  The total consideration for each $1,000 principal amount of Notes validly tendered and not revoked prior to 5:00 p.m., New York City time, on June 22, 2005 (the “Consent Payment Deadline”) is $1,123.21, which includes a consent payment of $30.00.  The total consideration was determined by reference to a fixed spread of 50 basis points over the bid-side yield of the 2-3/8 percent U.S. Treasury Note due August 15, 2006, which was calculated at 2:00 p.m., New York City time, on June 29, 2005.  The reference yield and the tender offer yield are 3.600% and 4.100%, respectively.  In addition, holders will receive accrued and unpaid interest on the Notes up to, but not including, the payment date for the offer, which is expected to be on or about July 14, 2005.  As of the Consent Payment Deadline, TWCC had received tenders and consents for 100% of the outstanding Notes.  The tender offer is scheduled to expire at 9:00 a.m., New York City time, on July 14, 2005, unless extended.

Item 9.01.    Financial Statements and Exhibits.

(c) Exhibits:

Exhibit 99.1            Press Release of Carter’s, Inc., dated June 29, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARTER’S, INC.
THE WILLIAM CARTER COMPANY

June 30, 2005	By:	/s/ Michael D. Casey

Michael D. Casey
Executive Vice President and
Chief Financial Officer